UNITED STATES
		       SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C.  20549

				  SCHEDULE 14A
				 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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                             Forgent Networks, Inc.
                    108 Wild Basin Road, Austin, Texas 78746


		(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              The Red Oak Fund, LP, a Delaware limited partnership;

     Pinnacle Fund, LLLP, a Colorado limited liability limited partnership;

       Bear Market Opportunity Fund, L.P., a Delaware limited partnership;

          Pinnacle Partners, LLC, a Colorado limited liability company;

          Red Oak Partners, LLC, a New York limited liability company;

                                 David Sandberg.

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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


    Pinnacle Fund and Red Oak Partners Propose Settlement to ASUR in Effort
               to Avoid Continued Spending of Stockholder Money


New York, New York, July 13 2009.

Pinnacle Fund ("Pinnacle") and Red Oak Partners, seeking to set to rest the allegations in the June 30 and July press releases by Asure software's ("ASUR's") Board of Directors, proposed an agreement whereby Pinnacle would not propose, and would agree not to vote for, any liquidation of the Company unless a majority of ASUR's other holders did so. "We have no problem agreeing not to do something we never planned to do in the first place," said David Sandberg, Pinnacle's portfolio manager, "and we make this offer so that the Board does not have any reason to keep spending stockholder money to prevent us from doing something we do not want to do." The full text of Pinnacle's offer to the Board is as follows:

Dear Board of Directors:

We have noted your public statements and your recently filed litigation in which you repeat your theory that Pinnacle Fund, Red Oak Partners and others have somehow or other formed a "Group" with the purpose of taking over Forgent Networks, Inc. ("ASUR" or the "Company") and liquidating or selling its assets. As you are aware, we have on several occasions denied any intention of the sort. However, we do not wish you to continue to spend significant amounts of stockholder money suing us to prevent us from doing something which we have never sought or intended to do in the first place. Therefore, to remove any concern on your part that we are intending to liquidate the Company, we hereby make the following offer to you:

*	We will agree not to buy any more shares of the Company's stock through
July 31, 2010.

*	We will agree not to propose a liquidation of the Company, and agree, for a period of 3 years, that if there is put to the vote of ASUR stockholders any proposal to sell its assets or to liquidate the Company, we and our affiliates will vote all shares of stock held or controlled by us in accordance with the vote of a majority of the shares voting which we do not own.

*	To further ensure full and accurate disclosure to investors of all material information, we will permit you to comment on the description in our proxy materials of your allegations and our denial that we formed a group, along with this settlement, provided you include substantially the same language in the Company proxy materials.

*	The litigation you have filed against us would be dismissed, thereby saving Company funds.

Although we significantly disagreed with you about the Company's attempt to go private, we wish to provide you absolute assurance that this opposition was not designed to let us sell the Company's assets. We believe that our offer assures that the liquidation you see as our goal will not occur and are prepared to have our counsel meet with yours to structure an appropriate, legally binding agreement to this effect. We hope to hear from you soon.

Mr. Sandberg noted that Pinnacle and Red Oak will revise the preliminary proxy materials they have filed with the Securities and Exchange Commission to disclose this offer. "We continue to deny that we have acted as a group with others or that we have any improper purpose in seeking to elect new directors for ASUR." Sandberg said. "As we have said all along, our goal is to see ASUR's Board aligned with stockholders by share ownership, and not to control the Company. If all our nominees are elected we will not control the board, because we named people independent of us to our slate."

Red Oak's and Pinnacle's filings can be found at www.sec.gov by selecting "Search" at the top right and then typing "forgent" into the box asking for the Company Name.

If you have further questions please contact David Sandberg at (212) 614-8952 or dsandberg@redoakpartners.com.

Important Information

Pinnacle intends to file a definitive proxy statement soliciting votes for Pinnacle's nominees to the Company's board of directors. Pinnacle is not asking you at this time to vote on its slate of directors. Once Pinnacle's definitive proxy statement for the annual meeting becomes available, Pinnacle strongly advises stockholders to carefully read that definitive proxy statement, as it
will contain important information.   Information concerning Pinnacle and any
other persons deemed participants in Pinnacle's solicitation of proxies from stockholders in connection with the annual meeting will be available in Pinnacle's definitive proxy statement for the annual meeting. Once Pinnacle's definitive proxy statement for the annual meeting becomes available, stockholders will be able to obtain, free of charge, copies of that statement and any other documents Pinnacle files with or furnishes to the Securities and Exchange Commission through the Securities and Exchange Commission's website at www.sec.gov.